Exhibit 99

NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

RETAIL SALES FOR FORD’S NEW FOCUS UP 88 PERCENT, PACING STRONG CAR AND CROSSOVER RESULTS

●	Ford’s new Focus posted an 88 percent increase in retail sales compared with a year ago; highest April sales for Focus since 2000.
●	Retail sales for mid-size sedans also were higher; Ford Fusion up 31 percent, Mercury Milan up 19 percent, and Lincoln MKZ up 20 percent; Fusion and Milan set April sales records.
●	Total car retail sales up 21 percent.
●	Crossover retail sales up 11 percent led by Ford Edge (up 24 percent) and Ford Escape (up 13 percent).
●	Rising gas prices accelerate the industry-wide shift from trucks and SUVs to cars and crossovers.
●	Ford, Lincoln and Mercury sales totaled 189,247, down 12 percent; retail sales were down 7 percent and daily rental sales were down 32 percent.
●	Total Ford Motor Company sales (including Jaguar, Land Rover, and Volvo) totaled 200,727, down 12 percent.

DEARBORN, Mich., May 1, 2008 – Ford’s new Focus continues to defy gravity – and the U.S. economy – with a 88 percent jump in retail sales versus last April and the highest total Focus April sales since 2000.

“Focus is the right car at the right time,” said Jim Farley, Ford group vice president, Marketing and Communications.  “This is the little car that delivers in a big way for customers, with outstanding fuel economy, cool features including SYNC, a fun drive and the right price, right along with the rest of our newest cars and crossovers.”

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Ford, Lincoln and Mercury cars achieved a 21 percent increase in retail sales.  While Focus was the standout, the company’s mid-size cars also posted higher retail sales.  Ford Fusion retail sales were up 31 percent, Mercury Milan retail sales were up 19 percent and Lincoln MKZ retail sales were up 20 percent.  The Fusion and Milan set April sales records with total sales of 15,059 for the Fusion and 3,809 for the Milan.

Retail sales for the company’s crossovers were 11 percent higher than a year ago, paced by the Ford Edge (up 24 percent) and Ford Escape (up 13 percent).  Retail sales for the Mercury Mariner were up 6 percent  and Lincoln MKX retail sales were up 4 percent.

Higher gas prices are accelerating the industry-wide shift from trucks and traditional sport utility vehicles to cars and crossovers.  At Ford, April sales for sport utility vehicles were 36 percent lower than a year ago and trucks were 19 percent lower.

Lower sales to daily rental companies (down 32 percent) also contributed to the company’s sales decline.  Overall, Ford, Lincoln and Mercury sales totaled 189,247, down 12 percent compared with a year ago.  Retail sales to individual customers were down 7 percent.

Total Ford Motor Company sales, including Jaguar, Land Rover, and Volvo, totaled 200,727, down 12 percent.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents. With about 244,000 employees and about 90 plants worldwide, the company’s core and affiliated automotive brands include Ford, Lincoln, Mercury, Volvo and Mazda, and until completion of their sale, Jaguar Land Rover. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

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